CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity School Street Trust of our reports dated February 12, 2026, relating to the financial statements and financial highlights of Fidelity Advisor Multi-Asset Income Fund and Fidelity Intermediate Municipal Income Fund; of our report dated February 13, 2026, relating to the financial statements and financial highlights of Fidelity Series International Credit Fund, which appear in Fidelity School Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 19, 2026